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                                                                   EXHIBIT 10.13
                   NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

      Directors who are not employees of Renaissance Learning, Inc. (the "Company") receive a $6,000 annual cash retainer, paid quarterly. In addition to this retainer, non-employee directors receive a fee of $1,000 for each board meeting attended, plus out-of-pocket expenses incurred in connection with attendance at each such meeting. For each committee meeting attended, these directors receive the following fees, plus out-of-pocket expenses: (a) the chairman of the Audit Committee receives $1,000 for each Audit Committee meeting attended, while the other Audit Committee members receive $750 for each such meeting, (b) the chairman of the Compensation Committee receives $750 for each Compensation Committee meeting attended, while other Compensation Committee members receive $500 for each such meeting and (c) the chairman of the Nominating Committee receives $750 for each Nominating Committee meeting attended, while other Nominating Committee members receive $500 for each such meeting.

      In addition, each non-employee director received two stock option grants under the Company's 1997 Stock Incentive Plan during 2005. The grants were made on March 1 and July 20 for, respectively, 4,601 and 6,279 shares. Options are granted with an exercise price equal to the fair market value of the Company's common stock on the date of grant, vest immediately and expire ten years from the date of grant. In addition, such options are exercisable by the directors for up to two years after termination of service on the board.